EARNINGS RELEASE

SUPPLEMENTAL DATA

FOURTH QUARTER / 2014

MAA

6584 POPLAR AVENUE MEMPHIS, TN 38138
WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data/Funds from Operations	9
Consolidated Balance Sheets	10
Non-GAAP Financials and Other Definitions	11
Portfolio Statistics	S-1
Components of Property Net Operating Income for Multifamily Portfolio	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Proforma Combined Same Store Comparisons	S-6
Multifamily Development Pipeline	S-9
Commercial Properties	S-9
2014 Acquisition/Disposition Activity	S-10
Debt and Debt Covenants as of December 31, 2014	S-11
EBITDA and Balance Sheet Ratios	S-13
2015 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS FOURTH QUARTER RESULTS
MEMPHIS, Tenn., February 4, 2015 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter and full year ended December 31, 2014.

Eric Bolton, Chairman and Chief Executive Officer, said, “Our outlook for 2015 supports continued favorable leasing conditions as MAA's balanced portfolio, diversified across the Sunbelt region, is well positioned to take advantage of steady employment growth and new household formations.  We have completed merger related activities and MAA’s platform is in a strong position.  Over the coming year, we anticipate capturing new opportunities and value growth from the increasing demand for apartment housing across our markets.”

Funds from Operations
For the quarter ended December 31, 2014, Funds from Operations, or FFO, was $107.4 million, or $1.35 per diluted share/unit, or per Share, compared to $74.9 million, or $0.95 per Share, for the quarter ended December 31, 2013. Core FFO, which excludes merger and integration costs related to the merger with Colonial Properties Trust, or Colonial, as well as certain other non-routine items, for the quarter ended December 31, 2014 was $104.7 million, or $1.32 per Share, compared to $95.0 million, or $1.20 per Share, for the quarter ended December 31, 2013.

For the year ended December 31, 2014, FFO was $404.1 million, or $5.09 per Share compared to $231.0 million, or $4.35 per Share, for the year ended December 31, 2013. Core FFO for the year ended December 31, 2014 was $395.7 million, or $4.99 per Share, as compared to $262.4 million, or $4.94 per Share for the year ended December 31, 2013.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this press release.

Net Income Available to Common Shareholders
For the quarter ended December 31, 2014, MAA recorded net income available to common shareholders of $34.5 million, or $0.46 per diluted common share, compared to a net loss of $9.3 million, or $(0.12) per diluted common share for the same period in 2013. Results for the quarter ended December 31, 2013 included $26.2 million, or $0.35 per diluted common share, of merger and integration expenses and $4.9 million, or $0.07 per diluted common share, of gains related to the sale of real estate assets during the period.

For the year ended December 31, 2014, net income available for common shareholders was $148.0 million, or $1.97 per diluted common share, compared to $115.3 million, or $2.25 per diluted common share for the year ended December 31, 2013. Results for the year ended December 31, 2014 included $11.5 million, or $0.15 per diluted common share, of merger and related expenses, and $48.4 million, or $0.65 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the year ended December 31, 2013 included $37.5 million, or $0.71 per diluted common share, of merger and integration expenses and $76.8 million, or $1.45 per diluted common share, of gains related to the sale of real estate assets during the period.

Fourth Quarter Highlights

•	Results were better than expected as Core FFO of $1.32 per Share for the fourth quarter and $4.99 per Share for the full year 2014 were at the top end of the company’s prior guidance.

•
Same store net operating income, or NOI, for the fourth quarter increased 5.6% as compared to the same period in the prior year. Results were driven by a 4.2% increase in revenues offset by a 2.1% increase in operating expenses.

•	Average effective rent per unit for the same store portfolio increased 3.6% during the fourth quarter, while average physical occupancy during the quarter increased 0.4% compared to the prior year.

•	Physical occupancy for the same store portfolio ended the quarter at 95.5%.

•	Resident turnover for the same store portfolio remained low for the fourth quarter of 2014, at 54.4% on a rolling twelve month basis, 3.2% below the prior year.

•	During the fourth quarter the company acquired three new wholly-owned communities, totaling 1,131 units, for a combined purchase price of $191.8 million.

•
The company also completed lease-up and stabilization of four new properties, totaling 1,198 units, located in Orlando, Florida (two properties), Charlottesville, Virginia and Charlotte, North Carolina during the fourth quarter.

Fourth Quarter Same Store Operating Results
To ensure comparable reporting periods, the company's same store portfolio, or MAA Same Store, generally includes properties which are stabilized and which were owned by the company at the beginning of the previous year. In order to provide more relevant operating metrics for the fourth quarter, the Legacy-Colonial Same Store properties, which represents properties owned and identified by Colonial as same store immediately prior to the merger, were transferred into MAA Same Store portfolio during the fourth quarter for all quarter-to-date comparisons, since these properties were stabilized communities and were fully owned during both reporting periods presented. In order to provide relevant operating metrics for the full year, the Legacy-Colonial Same Store properties are presented on a proforma basis, as if owned by MAA during the full prior year period. The Proforma Combined Same Store portfolio, where presented below, represents the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Operating results for the Same Store portfolio of 72,667 stabilized apartment units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended December 31, 2013				December 31, 2014
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Markets	5.0%	2.5%	6.7%	4.5%	95.7%
Secondary Markets	2.9%	1.5%	3.8%	2.3%	95.2%
Same Store	4.2%	2.1%	5.6%	3.6%	95.5%

Total Same Store revenue growth of 4.2% during the fourth quarter was primarily produced by a 3.6% increase in average effective rent per unit combined with a 0.4% increase in average physical occupancy for the quarter, as compared to the same period in the prior year. Overall physical occupancy for the Same Store portfolio ended the quarter at 95.5%. Operating expenses increased 2.1% for the quarter, with the majority of the growth related to increases in real estate tax and utility expenses, which were partially offset by declines in personnel and landscaping expenses for the quarter.

On a year-to-date basis, revenue for the Proforma Combined Same Store portfolio increased 3.4% with a 2.1% increase in operating expenses, generating an increase in NOI of 4.2% as compared to the same period in the prior year.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity
During the fourth quarter, MAA acquired Highlands of West Village, a 480-unit community with approximately 63,000 square feet of retail space located in Atlanta, Georgia, Bulverde Oaks, a 328-unit community located in San Antonio, Texas, and Retreat at Vintage Park, a 323-unit community located in Houston, Texas for a combined purchase price of $191.8 million.

During the fourth quarter, the company sold Town Park Moreya, a 25.2 acre plot of undeveloped land located in Orlando, Florida, as well as Colonial Promenade Huntsville, a 23,000 square foot retail center located in Huntsville, Alabama. During the fourth quarter, MAA received combined gross proceeds of $12.3 million related to these dispositions and recognized net gains on the sale of real estate assets of $0.2 million.

During January 2015, MAA also acquired the Residences at Burlington Creek, a 298-unit apartment community located in Kansas City, Missouri.

Development and Lease-up Activity
During the fourth quarter, four communities reached full stabilization (at least 90% occupancy for 90 days), the 132-unit Colonial Grand at Lake Mary III and the 462-unit Colonial Grand at Randal Lakes, both located in Orlando, Florida, the 251-unit Stonefield Commons, located in Charlottesville, Virginia, and the 353-unit Colonial Reserve at South End, located in Charlotte, North Carolina. At the end of the fourth quarter, there were no communities remaining in lease-up.

MAA had two multifamily development projects remaining under construction at the end of the fourth quarter: 220 Riverside, located in Jacksonville, Florida (79% complete), and Colonial Grand at Bellevue II, located in Nashville, Tennessee (90%

complete). During the fourth quarter, the company funded an additional $11.7 million of construction and development costs and is expected to fund an additional $12.3 million to complete these remaining two projects.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the fourth quarter, MAA renovated a total of 1,185 units at an average cost of $3,925 per unit. During 2014, MAA renovated a total of 4,549 units at an average cost of $3,649 per unit, achieving average rental rate increases of 9.3%.

Capital Expenditures
Recurring capital expenditures for the combined portfolio totaled $11.2 million for the fourth quarter, or approximately $0.14 per Share, resulting in Core Adjusted Funds from Operations, or Core AFFO, of $1.18 per Share for the fourth quarter. Year-to-date recurring capital expenditures for the combined portfolio totaled $56.1 million, or approximately $0.71 per Share, resulting in Core AFFO of $4.28 per Share for the year ended December 31, 2014.

Total property capital expenditures for the combined portfolio during the fourth quarter were $20.7 million on existing properties, with an additional $4.7 million on redevelopment opportunities. For the year ended December 31, 2014, total property capital expenditures for the combined portfolio were $88.8 million on existing properties, with an additional $16.6 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity
During the fourth quarter, Mid-America Apartments, L.P., or MAALP, amended the terms of a $150 million unsecured term loan, which previously matured in May 2017, to extend the maturity and reflect current market pricing. The amended loan matures in March 2020, has a variable interest rate of LIBOR plus a credit spread ranging from 0.90% to 1.90%, and is currently bearing interest at 1.15%, based on the company's investment grade rating. This spread is 0.25% below the spread prior to this amendment. The bank group funding the loan and other major terms and covenants remained the same.

Balance Sheet
As of December 31, 2014,

•	Debt to total capitalization was 37.3% (based on the December 31, 2014 closing stock price),

•	Net debt to gross assets (based on gross book value at December 31, 2014) was 42.6%,

•	Total debt outstanding was $3.5 billion at an average effective interest rate of 3.7%,

•	96.7% of the total debt was fixed or hedged against rising interest rates for an average of 4.6 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 3.99x and net debt to Recurring EBITDA was 6.37x,

•	Approximately $462.6 million combined cash and capacity was available under the company's unsecured credit facility, and

•	Unencumbered assets represented 66.9% of gross real estate assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

84th Consecutive Quarterly Common Dividend Declared
Our Board of Directors voted to increase the quarterly dividend to an annual rate of $3.08 per common share and unit and declared its 84th consecutive quarterly common dividend, which was paid on January 30, 2015 to holders of record on January 15, 2015.

2015 Core FFO per Share Guidance
The company is providing initial Core FFO guidance for 2015 based on management’s current and expected views of company activity, the apartment market, and overall economic conditions. Guidance is based on several key assumptions, which are summarized below and further detailed in the attached supplement. The company plans to update Core FFO per Share guidance on a quarterly basis.

Core FFO per Share for the full year 2015 is expected to range between $5.09 per Share and $5.33 per Share, which is $5.21 per Share at the mid-point. The company’s guidance is based on projections of Same Store portfolio net operating income, or NOI growth of 3% to 4%, based on revenue growth of 3% to 4% and expense growth of 3% to 4% for the full year 2015. Real estate taxes, which represent more than a quarter of total operating expenses, are expected to increase 4.5% to 5.5% for the full year 2015.

Guidance projections include assumed acquisition volume of $400 million to $500 million of new multifamily assets, including both stabilized and lease-up communities, and assumed disposition volume of $300 million to $350 million of older multifamily assets primarily located in the company's secondary market segment of the portfolio. Guidance for 2015 assumes dilution of approximately $0.19 per Share from recycling activity, related to the timing of the transactions and an initial NOI yield spread difference between the assets sold and acquired, as well as new development projects. The company also expects to fund an additional $50 million to $60 million of new development and sell an additional $50 million to $75 million of commercial and land assets acquired through the Colonial merger.

The company expects total recurring capital expenditures for the full year 2015 to be approximately $52 million, producing Core AFFO of $4.43 per Share to $4.67 per Share, or $4.55 per Share at the mid-point, representing a 6.3% increase over Core AFFO per Share in the prior year.

On a quarterly basis, Core FFO per Share is expected to be in a range of $1.23 per Share to $1.35 per Share for the first three quarters of 2015, and in a range of $1.28 per Share to $1.40 per Share for the fourth quarter of 2015.

Additional information on our 2015 financial and earnings guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this press release can be found on the investor relations page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, February 5, 2015, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the For Investors section of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc. and MAALP.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 82,316 apartment units throughout the Sunbelt region of the United States as of December 31, 2014. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of our merger with Colonial. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•	other risks identified in this press release and, from time to time, in reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to update or revise any forward-looking statements to reflect events, circumstances or changes in expectations after the date on which such statement is made.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Total property revenue	$252,474	$239,425	$989,127	$634,087

Total NOI	$156,278	$146,007	$598,815	$389,012

Management & leasing fee revenue	$—	$182	$169	$647

Recurring EBITDA	$143,047	$133,934	$549,270	$351,375

Net income (loss) per share:
Basic	$0.46	$(0.12)	$1.97	$2.27
Diluted	$0.46	$(0.12)	$1.97	$2.25

Funds from operations per share (diluted):
FFO	$1.35	$0.95	$5.09	$4.35
Core FFO	$1.32	$1.20	$4.99	$4.94
Core AFFO	$1.18	$1.09	$4.28	$4.33

Dividends declared per share	$0.7700	$0.7300	$2.9600	$2.8150

Dividends/FFO (diluted) payout ratio	57.0%	76.8%	58.2%	64.7%
Dividends/AFFO (diluted) payout ratio	65.3%	67.0%	69.2%	65.0%

Consolidated interest expense	$30,374	$30,258	$119,464	$75,915
Mark-to-market debt adjustment	5,511	7,044	25,079	7,992
Capitalized interest	469	971	1,722	2,089
Total interest incurred	$36,354	$38,273	$146,265	$85,996

Principal payments on notes payable	$2,242	$2,408	$6,927	$11,103

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	December 31, 2014	December 31, 2013
Total gross assets	$8,204,706	$7,980,240
Total debt	$3,524,515	$3,472,718
Common shares and units, outstanding end of period	79,458,827	79,058,110
Share price, end of period	$74.68	$60.74
Book equity value, end of period	$3,057,722	$3,118,587
Market equity value, end of period	$5,933,985	$4,801,990
Debt to total market capitalization ratio	37.3%	42.0%
Total net debt/total gross assets	42.6%	42.4%
Unencumbered real estate assets (at cost) to unsecured debt ratio	279.0%	295.1%
Recurring EBITDA/Debt Service	3.75x	3.37x
Fixed Charge Coverage (1)	3.99x	3.59x
Total Net Debt (2)/Recurring EBITDA (3)	6.37x	6.32x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the twelve months ended December 31, 2014.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Operating revenues:
Rental revenues	$229,737	$216,762	$899,124	$580,207
Other property revenues	22,737	22,663	90,003	53,880
Total property revenues	252,474	239,425	989,127	634,087
Management fee income	—	182	169	647
Total operating revenues	252,474	239,607	989,296	634,734
Operating Expenses:
Property operating expenses	96,711	94,279	392,329	253,314
Depreciation and amortization	71,945	89,796	301,811	186,979
Acquisition expense	1,417	894	2,388	1,393
Property management expenses	8,076	7,782	32,095	23,083
General and administrative expenses	4,844	4,965	20,909	15,569
Merger related expenses	(50)	21,105	3,152	32,403
Integration related expenses	1,255	5,067	8,395	5,102
Income from continuing operations before non-operating items	68,276	15,719	228,217	116,891
Interest and other non-property (expense) income	(258)	402	908	488
Interest expense	(30,374)	(30,258)	(119,464)	(75,915)
Loss on debt extinguishment/modification	—	(39)	(2,586)	(426)
Amortization of deferred financing costs	(1,004)	(636)	(4,489)	(3,063)
Net casualty loss after insurance and other settlement proceeds	(45)	(598)	(476)	(143)
Gain on sale of depreciable real estate assets excluded from discontinued operations	395	—	42,649	—
(Loss) gain on sale of non-depreciable real estate assets	(185)	—	350	—
Income (loss) before income tax expense	36,805	(15,410)	145,109	37,832
Income tax expense	(815)	(224)	(2,050)	(893)
Income (loss) from continuing operations before joint venture activity	35,990	(15,634)	143,059	36,939
(Loss) gain from real estate joint ventures	(10)	177	6,009	338
Income (loss) from continuing operations	35,980	(15,457)	149,068	37,277
Discontinued operations:
Income from discontinued operations before gain on sale	462	614	1,815	5,065
Net casualty gain after insurance and other settlement proceeds on discontinued operations	—	98	—	93
Gain on sale of discontinued operations	16	4,935	5,394	76,844
Consolidated net income (loss)	36,458	(9,810)	156,277	119,279
Net income (loss) attributable to noncontrolling interests	1,933	(538)	8,297	3,998
Net income (loss) available for MAA common shareholders	$34,525	$(9,272)	$147,980	$115,281

Earnings per common share - basic:
Income (loss) from continuing operations available for common shareholders	$0.45	$(0.20)	$1.88	$0.71
Discontinued property operations	0.01	0.08	0.09	1.56
Net income (loss) available for common shareholders	$0.46	$(0.12)	$1.97	$2.27

Earnings per common share - diluted:
Income (loss) from continuing operations available for common shareholders	$0.45	$(0.20)	$1.88	$0.70
Discontinued property operations	0.01	0.08	0.09	1.55
Net income (loss) available for common shareholders	$0.46	$(0.12)	$1.97	$2.25

Dividends declared per common share	$0.7700	$0.7300	$2.9600	$2.8150

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,114	74,693	74,982	50,677
Weighted average partnership units outstanding	—	—	—	2,351
Effect of dilutive securities	—	—	—	88
Weighted average common shares - Diluted	75,114	74,693	74,982	53,116
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,308	78,950	79,188	53,028
Weighted average common shares and units - Diluted	79,461	79,095	79,370	53,108
PERIOD END SHARES AND UNITS
Common shares at December 31,	75,268	74,831	75,268	74,831
Partnership units at December 31,	4,191	4,227	4,191	4,227
Total shares and units at December 31,	79,459	79,058	79,459	79,058

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Consolidated Financial Statements in our Form 10-K filed with the Securities and Exchange Commission.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014		2013
Net income (loss) attributable to MAA	$34,525	$(9,272)	$147,980		$115,281
Depreciation and amortization of real estate assets	71,315	89,216	299,421		184,857
Depreciation and amortization of real estate assets of discontinued operations	—	162	42		2,703
Gain on sale of discontinued operations	(16)	(4,935)	(5,394)		(76,844)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(395)	—	(42,649)		—
Loss (gain) on disposition within unconsolidated entities	10	—	(4,007)		—
Depreciation and amortization of real estate assets of real estate joint ventures	6	286	397		1,030
Net income (loss) attributable to noncontrolling interests	1,933	(538)	8,297		3,998
Funds from operations	107,378	74,919	404,087		231,025
Acquisition expense	1,417	894	2,388		1,393
Merger related expenses	(50)	21,105	3,152		32,403
Integration related expenses	1,255	5,067	8,395		5,102
Loss (gain) on sale of non-depreciable real estate assets	185	—	(350)		—
Mark-to-market debt adjustment	(5,511)	(7,044)	(25,079)		(7,992)
Loss on debt extinguishment (1)	—	39	3,126	(1)	426
Core funds from operations	104,674	94,980	395,719		262,357
Recurring capital expenditures	(11,234)	(9,044)	(56,098)		(32,375)
Core adjusted funds from operations	$93,440	$85,936	$339,621		$229,982

Weighted average common shares and units - Diluted	79,461	79,095	79,370		53,108

Funds from operations per share and unit - Diluted	$1.35	$0.95	$5.09		$4.35
Core funds from operations per share and unit - Diluted	$1.32	$1.20	$4.99		$4.94
Core adjusted funds from operations per share and unit - Diluted	$1.18	$1.09	$4.28		$4.33

(1) The loss on debt extinguishment for the year ended December 31, 2014 includes MAA's share of debt extinguishment costs incurred by our joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	December 31, 2014	December 31, 2013
Assets
Real estate assets
Land	$907,598	$871,316
Buildings and improvements	6,763,978	6,366,701
Furniture, fixtures and equipment	212,850	199,573
Capital improvements in progress	80,772	166,048
	7,965,198	7,603,638
Accumulated depreciation	(1,358,399)	(1,124,207)
	6,606,799	6,479,431
Undeveloped land	47,242	63,850
Corporate property, net	7,988	7,523
Investments in real estate joint ventures	1,791	5,499
Real estate assets, net	6,663,820	6,556,303
Cash and cash equivalents	25,401	89,333
Restricted cash	28,181	44,361
Deferred financing cost, net	17,812	17,424
Other assets	57,041	91,637
Goodwill	2,321	4,106
Assets held for sale	36,452	38,761
Total assets	$6,831,028	$6,841,925

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,592,116	$1,790,935
Unsecured notes payable	1,932,399	1,681,783
Accounts payable	8,395	15,067
Fair market value of interest rate swaps	13,392	20,015
Accrued expenses and other liabilities	216,478	206,268
Security deposits	10,526	9,270
Total liabilities	3,773,306	3,723,338
Redeemable stock	5,911	5,050
Shareholders' equity
Common stock	752	747
Additional paid-in capital	3,619,270	3,599,549
Accumulated distributions in excess of net income	(729,086)	(653,593)
Accumulated other comprehensive (loss) income	(412)	108
Total MAA shareholders' equity	2,890,524	2,946,811
Noncontrolling interest	161,287	166,726
Total equity	3,051,811	3,113,537
Total liabilities and shareholders' equity	$6,831,028	$6,841,925

NON-GAAP FINANCIALS AND OTHER DEFINITIONS
Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (Core AFFO)
For purposes of these computations, Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider Core AFFO to be an important measure of performance from core operations because Core AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. We believe that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)

Legacy-Colonial Same Store
Legacy-Colonial Same Store represents the Colonial Same Store portfolio which was in place at the time of our merger with Colonial. Because these properties have only been owned by MAA since October 1, 2013, they are not included in the MAA Same Store portfolio for year-to-date comparisons. See Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide proforma combined same store results as if the properties had been owned by MAA in prior periods.

MAA Same Store
MAA Same Store represents our current same store portfolio consisting of the Same Store Portfolio which was in place immediately prior to our merger with Colonial Properties Trust. For year-to-date comparisons, Colonial Properties Trust communities will not be eligible to enter the MAA Same Store portfolio until January 2015. See Same Store Portfolio for further information regarding inclusion.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Proforma Combined Same Store Portfolio
Proforma Combined Same Store portfolio represents the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. We believe Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. The Legacy Colonial Same Store properties were transferred into MAA Same Store portfolio during the fourth quarter of 2014 for all quarter-to-date comparisons, since these properties were stabilized communities and were owned for 12 months. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com